Filed pursuant to Rule 424(b)(3)
Registration No. 333-261252
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 18, 2022)
Nextdoor Holdings, Inc.
Up to 232,826,486 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated March 18, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261252). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 8.01 from our current report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2022 (the “Current Report”). Accordingly, we have attached the information contained in Item 8.01 from the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to 232,826,486 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (i) up to 27,000,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements each entered into on July 6, 2021; (ii) up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated November 5, 2021, between us and certain of the Selling Stockholders granting such holders registration rights with respect to such shares; and (iii) up to 5,540,086 shares of our Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor, Inc. in connection with or as a result of the consummation of the Business Combination (as defined below), consisting of (a) 459,321 shares of Class A common stock and (b) 5,080,765 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KIND.” On March 24, 2022, the last reported sales price of our Class A common stock was $6.10 per share.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 25, 2022

Item 8.01 Other Events.
On February 23, 2022, Nextdoor Holdings, Inc. (the “Company”) entered into a Transfer Agent Agreement (the “Agreement”) with American Stock Transfer & Trust Company, LLC (“AST”). Pursuant to the Agreement, the Company engaged and appointed AST to serve as the Company’s transfer agent and registrar effective March 25, 2022. On March 25, 2022, the Company also terminated its relationship with Continental Stock Transfer & Trust Company (“CST”). Effective March 25, 2022, all records of the Company’s shares of Class A common stock and Class B common stock not held in street name were transferred from CST to AST’s recordkeeping platform.
Stockholders may contact AST as follows:
Telephone:
(800) 937-5449
or
(718) 921-8124

Customer service representatives are available 8 a.m. to 8 p.m. Eastern Time, Monday through Friday.

Website
https://www.astfinancial.com/

E-Mail:
help@astfinancial.com

Mail Inquiries:
Nextdoor Holdings, Inc.
c/o AST
6201 15th Avenue
Brooklyn, NY 11219